Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Savings Financial Group, Inc. of our report dated December 29, 2015 included in the Annual Report on Form 10-K of First Savings Financial Group, Inc. for the year ended September 30, 2015.

/s/ Monroe Shine & Co., Inc.
New Albany, Indiana
May 18 , 2016